Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACTS:
J. Thomas Parmeter
Chairman
(858) 558-6062
info@ppti.com
COMPANY TO MAKE NON-CASH ADJUSTMENT TO FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003; CHANGES NECESSARY TO INCLUDE ADDITIONAL NON-CASH IMPUTED DIVIDEND EXPENSE RELATED TO THE ISSUANCE OF CONVERTIBLE PREFERRED STOCK AND WARRANTS DURING 2003.

SAN DIEGO, March 30, 2005 -- Protein Polymer Technologies, Inc. (OTC BB: PPTI) announced today that as a result of a recommendation by the Company's independent auditors, the Company will be restating its financial statements included in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 in connection with the accounting treatment of certain transactions related to the issuance of convertible preferred stock and warrants during 2003 to include additional non-cash imputed dividend expense totaling $1,211,333 in the restated financial statements for 2003.

As a result of the restatement, the Company's balance sheet at December 31, 2003 will reflect an increase in deficit accumulated during development stage of $1,211,333 and an increase in additional paid in capital of $1,211,333. As a result of the restatement, the Company's income statement for the year ended December 31, 2003 will reflect an increase in undeclared and/or paid dividend on preferred stock of $1,211,333, and an increase in net loss applicable to common shareholders of $1,211,333 and an increase in net loss per common share - basic and diluted - of $0.04.

Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, creating an extensive portfolio of proprietary biomaterials for use in the development of bioactive devices. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives and sealants, scaffolds for wound healing and tissue engineering, and depots for



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local drug delivery. To date, PPTI has been issued twenty-six U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations, scientific and clinical product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale-up. The reader is encouraged to refer to the Company's 2003 Annual Report on Form 10-KSB, the Company's quarterly reports on Form 10QSB for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.